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                            INDEMNIFICATION LETTER

Granges Inc.
2230 - 885 West Georgia Street
Vancouver, B.C.
V6C 3E8

Ladies and Gentlemen:

In connection with and in consideration for your agreement with Atlas Corporation (the "Company") dated November 10, 1995 to file a registration statement under the United States Securities Act of 1933 (the "1933 Act") registering for resale the common shares (the "Granges Shares") of Granges Inc. ("Granges") held by the Company, all in connection with the offering (the "Offering") by the Company of up to $15 million (U.S.) of special debenture warrants (the "Special Warrants") which may, under certain circumstances, be exercised for the purchase of exchangeable debentures of the Company in principal amount of up to $16,500,000 (U.S.) (the "Debentures"), which in turn (as to principal) may, under certain circumstances, be exchanged for, redeemed for or paid in the Granges Shares pursuant to an Underwriting Agreement dated October 25, 1995 between the Company, Yorkton Securities Inc. and First Marathon Securities Ltd., the Company agrees to indemnify and hold harmless Granges and its officers and directors and each other person, if any, who controls Granges within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages, liabilities and expenses (including any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which it or they may become subject under the Ontario or British Columbia Securities Acts, the 1933 Act, the United States Securities Exchange Act of 1934, as amended, or any other federal, provincial or state statutory law or regulation, or at common law or otherwise in Canada or the United States insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any misrepresentation or untrue statement or alleged untrue statement of a material fact contained in (a) any private
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placement offering memorandum in connection with the Special Warrants, (b) any preliminary or final prospectus filed with the securities commissions of Ontario or British Columbia in connection with the Offering or (c) any registration statement filed with the Securities and Exchange Commission of the United States and with any state securities or "blue sky" administrators in any states thereof by the Company or Granges in connection with offers, sales and resales of the Granges Shares under any such offering memorandum, prospectus or registration statement, or the omission or alleged omission to state in any such offering memorandum, prospectus or registration statement a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made by Granges or made therein in reliance upon and in conformity with written information furnished by Granges to the Company specifically for use in connection with the preparation thereof, or in reliance upon and in conformity with (whether by incorporation by reference or otherwise) information contained in Granges' filings under Canadian or United States federal, provincial or state securities laws or regulations.

Promptly after receipt by an indemnified party of notice of commencement of any action, suit or proceeding against such party in respect to which a claim is to be made against any indemnifying party, it will notify the indemnifying party of the commencement of such action, suit or proceeding, and forward to the indemnifying party a copy of all papers served, but the omission so to notify such indemnifying party of any such action, suit or proceeding shall not relieve it from any liability that it may have to any indemnified party otherwise. In case any such action, suit or proceeding shall be brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it wishes, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after such notice
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from the indemnifying party to such indemnified party of the election by the indemnifying party so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for legal or other expenses, except as provided below and except for the reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ its own counsel in such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of counsel by such indemnified party has been authorized in writing by the indemnifying party; (ii) the indemnified party shall have reasonably concluded that there may be one or more legal defenses available to it which are in conflict with those available to the indemnifying party in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party; or (iii) the indemnifying party shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party. An indemnifying party shall not be liable for any settlement of any action or claim effected without its written consent.

DATED this 15th day of November, 1995.


Atlas Corporation


By:   /s/ GERALD E. DAVIS
     ------------------------------

Title:    Gerald E. Davis
      President

Agreed:
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Granges Inc.


By:   /s/ A.J. ALI                       By:    /s/ J.D. BUSSE
    ---------------------------               ------------------------

Title:   A.J. Ali                             J.D. Busse
     Vice President of Finance                General Counsel
& Corporate
                                         Secretary

Date: November 15, 1995